UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2012

MULTI-CORP INTERNATIONAL INC.
Exact name of registrant as specified in its charter

Nevada	000-54252	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

952 N. Western Ave., Los Angeles, CA	90029
(Address of principal executive offices)	(Zip Code)

(888) 744-7090
Registrant’s telephone number, including area code

AQUASIL INTERNATIONAL INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.03 AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On May 22, 2012, the  Board of Directors of Multi-Corp International, Inc. (formerly Aquasil International Inc.) (the “Company”) pursuant to written consent resolutions from the Board of Directors and the majority shareholders dated May 22, 2012 approved a change in the name of the Company from “Aquasil International Inc.” to “Multi-Corp. International Inc.” to better reflect the additional business operations of the Company.

The articles of amendment to the articles of incorporation were filed with the Nevada Secretary of State of June 11, 2012 effecting the Name Change with an effective date of June 12, 2012.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

On May 22, 2012, the Board of Directors authorized the Company to implement a reverse stock split (the “Reverse Split”) of the Company’s outstanding shares of Common Stock at a ratio of 1:1000 and to file all required documents to the requisite regulatory authorities to implement the Reverse Split. On May 22, 2012, pursuant to NRS78-385 of the Nevada Revised Statutes, we received written consents approving the Reverse Split from the Majority Stockholders. Pursuant to the resolutions which were adopted, on the Effective Date or such date as may be determined by FINRA and the requisite regulatory authorities to be the Effective Date the number of issued and outstanding shares of Common Stock would be reduced by a ratio of one-for-one thousand.

FINRA received the necessary documentation to announce the 1-1,000 reverse split and name change to Multi-Corp International Inc. This corporate action took effect at the open of business 6/22/12. The symbol on this date will was AQUSD. Please note the “D” will drop off 20 business days after the effective date.

The Company did not submit a request for a symbol change with the FINRA filing, however, the Board of Directors has determined it is in the best interest of the Company to submit a symbol change and will be taking the necessary action to effect a symbol change immediately.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Item	Description
3.1	Articles of Amendment to the Articles of Incorporation filed with the Nevada Secretary of State on June 11, 2012	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MULTI-CORP INTERNATIONAL INC.

Dated: June 27, 2012	By:	/s/ Robert Baker
	Name:	Robert Baker
`	Title:	President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer & Director